RXi Pharmaceuticals Reports Financial Results for the Third Quarter of 2010
Worcester, MA, November 15, 2010 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a recognized leader in RNAi-based therapeutic discovery and development, today reported its financial results for the third quarter ended September 30, 2010.
“We have made substantial progress transitioning RXi from a research-focused company to one that is leveraging our strategy, platform and collaborations to advance our therapeutic pipeline,” said Noah D. Beerman, President and Chief Executive Officer of RXi. “We are focused on achieving our two remaining corporate goals for 2010, which include selecting a product candidate to advance into development and completing a corporate partnership. With a clear therapeutic strategy in place, our plans for 2011 include filing our first IND in the second half of the year, advancing additional candidates into preclinical development and securing additional collaborations and partnerships. I am very pleased with how the company has progressed over the last year and look forward to our continued success.”
Quarterly and Other Recent Highlights
•	Awarded Over $1.5 Million in Grants to Advance RNAi Therapeutics. RXi was awarded four Therapeutic Discovery Project grants, totaling $977,917, by the United States Internal Revenue Service as part of the Patient Protection and Affordable Care Act of 2010. RXi also received approximately $600,000 for the first two years of a highly competitive NIH grant awarded in July of this year. This non-dilutive funding provides additional resources for the preclinical development of RNAi therapeutics using RXi’s novel, proprietary platform and for the advancement of the Company’s therapeutic pipeline.

•	Progressed Toward Selecting an Anti-Scarring Development Candidate. RXi has made great progress in evaluating drug candidates to bring into development for its dermal anti-scarring program and plans to select a development candidate by the end of 2010. Anti-scarring is an attractive first indication for RXi with clear development precedent, limited competition for effective therapies, and substantial market potential. RXi is planning to file an IND for this program in the second half 2011.

•	Presented Additional In Vivo Uptake and Silencing Data in Mouse Retinal Cells. Retinal disorders, which affect approximately 18 million people in the US, are a promising therapeutic area where RXi may have the potential to develop novel, next generation treatments. Anastasia Khvorova, Ph.D., RXi’s Chief Scientific Officer, presented new preclinical data at the October Oligonucleotide Therapeutics Conference demonstrating statistically significant silencing of sd-rxRNA™ compounds in mouse retinal cells in vivo with a duration of greater than two weeks. This encouraging data along with additional preclinical results on the in vivo uptake and silencing in mouse retinal cells may enable the rapid discovery and validation of a wide range of therapeutic targets for the treatment of serious retinal disorders.

•	Announced Collaboration with EyeGate Pharma Focused on Non-Invasive Ocular Delivery of RNAi Therapeutics. The combination of RXi’s RNAi technology with EyeGate’s unique, non-invasive ocular delivery system (EyeGate® II), provides RXi with the potential opportunity to develop novel treatments for many ocular diseases and to improve treatment options. The collaboration will use preclinical models to explore the use of EyeGate’s iontophoresis technology to deliver RXi’s sd-rxRNA compounds to the eye. Iontophoresis is a method of drug delivery that uses a low-level electrical current to deliver a drug across a biological barrier, such as the ocular surface into the eye. Once inside the eye, RXi believes that RXi’s sd-rxRNA compounds will have access to retinal cells, and by virtue of their self-delivering properties, enter these cells and silence disease causing genes.

•	Continued to Accelerate rxRNA™ Development with Collaborators. As RXi aggressively moves its own internal technology and therapeutic programs forward, the company continually evaluates relationships with leading industry partners and academic institutions to further advance and develop RNAi based therapeutics. Collaborations provide additional sources of research expertise and capabilities and may offer unique opportunities to support or complement future therapeutic development. RXi is combining its cutting edge RNAi technology with a number of collaborators to:
•	Advance technologies for the potential use of self-delivering RNAi therapeutics for ocular disease

•	Research the delivery of RNAi compounds to the eye with a unique non-invasive ocular delivery system,

•	Research treatments of CNS disorders possible with spinal cord delivery of RNAi compounds,

•	Study the targeted delivery and monitoring of RNAi-based compounds in cells using ultrasound technology, and

•	Evaluate the use of rxRNA technology to therapeutically modify microRNA levels.
•	Engaged in Numerous Investor Activities. Management of the company presented at investor-focused conferences where they provided an update on RXi’s therapeutic platform, key goals for 2010, and outlook for 2011. The company also launched a new redesigned website to provide more information on the company’s therapeutic strategy, RNAi platform, and business development activities.
Quarterly Financial Highlights:
Cash, Cash Equivalents and Short Term Investments
As of September 30, 2010, cash, cash equivalents and short-term investments totaled $8.8 million, compared with cash and cash equivalents of $5.7 million at December 31, 2009. This increase is primarily due to proceeds from the Company’s registered direct offering in March 2010 whereby the Company received approximately $15.2 million in net proceeds, after deducting placement agent fees and other offering costs, partially offset by the $3.8 million associated with a redemption of our common stock in connection with the offering as well as cash used in operations of $8.4 million for the nine months ended September 30, 2010.

Net Loss
For the third quarter of 2010, the Company reported a net loss of approximately $4.1 million compared with a net loss of $3.0 million for the same period in 2009. The increase in net loss of $1.1 million, or 37% results from the decrease in the loss from operations of $0.3 million offset by an increase of $1.4 million in non-cash expense related to the change in fair value of warrants issued with various financing activities. The decrease in the loss from operations of $0.3 million is due primarily to $0.2 million, or 10%, decrease in research and development expenses and a decrease of $0.1 million, or 5%, in general and administrative expenses as discussed below. The result is a net loss of $0.23 per share for the third quarter of 2010 on both a basic and diluted basis, based on 18.4 million weighted average shares outstanding, compared with a net loss of $0.19 per share on both a basic and diluted basis, based on 15.3 million weighted average shares outstanding, for the third quarter of 2009.
Research and Development Expenses
Research and development expenses for the third quarter of 2010 were $1.9 million, including approximately $0.3 million in non-cash stock-based compensation, compared with $2.1 million, including $0.1 million in non-cash stock-based compensation, for the third quarter of 2009. The decrease of $0.2 million, or 10%, was primarily due to a decrease in license maintenance fees and patent cost.
General and Administrative Expenses
General and administrative expenses for the third quarter of 2010 were $1.8 million including $0.7 million in non-cash stock based compensation from common stock options issued to employees and common stock warrants issued for investment advisory services, compared with $1.9 million including $0.5 million in non-cash stock based compensation from common stock options issued to employees and common stock warrants issued for investment advisory services. The decrease of $0.1 million, or 5%, was primarily due to a reduction in professional service fees.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a recognized leader in RNAi-based therapeutic discovery and development with a comprehensive therapeutic platform that includes both RNA interference (RNAi) compounds and delivery methods. The company is leveraging this broad and integrated RNAi therapeutic platform to build a pipeline of RNAi therapeutics for the treatment of a number of disease areas, including its core focus of developing treatments for anti-scarring and retinal disorders as well as a continued interest in oncology and indications accessible by spinal cord delivery. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi therapeutics market based on the strength of its next generation therapeutic platform, experienced management team, accomplished Scientific Advisory Board, including Nobel Laureate, Dr. Craig Mello, and its broad intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that RXi and third parties may not be able to successfully develop technologies that are the subject of collaborations with such third parties, the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Statements of Expenses
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Ended Months
	Spetember 30,	Spetember 30,	Spetember 30,	Spetember 30,
	2010	2009	2010	2009
Research and development expense	$1,936	$2,091	$6,126	$6,533
General and administrative expense	1,783	1,891	6,803	6,695

Operating loss	(3,719)	(3,982)	(12,929)	(13,228)
Other income (expense), net	(416)	995	2,767	989

Net loss	$(4,135)	$(2,987)	$(10,162)	$(12,239)

Net loss per common share:
Basic and diluted loss per share	($0.23)	($0.19)	($0.57)	($0.85)

Weighted average common shares outstanding:
Basic and diluted	18,372,759	15,327,482	17,717,610	14,319,262

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Balance Sheets
(in thousands)
(Unaudited)

	Spetember 30,	December 31,
	2010	2009

Cash and cash equivalents	$2,836	$5,684
Short-term Investments	5,996	—
Prepaid expenses and other current assets	334	120
Equipment and furnishings, net	423	432
Deposits	16	16

Total assets	$9,605	$6,252

Accounts payable	$836	$625
Accrued expenses and other current liabilities	1,176	1,077
Fair value of warrants potentially settlable in cash	3,425	—
Fair value of common stock potentially redeemable for cash	785	3,721
Current maturities of capital lease obligations	52	52

Total current liabilities	6,274	5,475
Capital lease obligations, net of current maturities	43	36
Total liabilities	6,317	5,511

Total stockholders’ equity	3,288	741

Total liabilities and stockholders’ equity	$9,605	$6,252

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
S. A. Noonan Communications
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com